Filed Pursuant to Rule 424(b)(7)

Registration Nos. 333-134615 and 333-134615-01

PROSPECTUS SUPPLEMENT NO. 2

TO PROSPECTUS DATED MAY 31, 2006

$326,000,000

Seagate Technology

Maxtor Corporation

2.375% Convertible Senior Notes Due 2012 of Maxtor Corporation

and

18,467,997 Common Shares of Seagate Technology

Issuable Upon Conversion of the Notes

This prospectus supplement supplements information contained in the prospectus dated May 31, 2006 covering resale by selling securityholders of 2.375% Convertible Senior Notes due 2012 of Maxtor Corporation and 18,467,997 common shares of Seagate Technology issuable upon conversion of the notes. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

Investing in our common shares involves risk. See “Risk Factors” beginning on page 7 of the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in the table appearing under the caption “Selling Securityholders” in the prospectus is amended by adding the information below with respect to a person not previously listed in the prospectus or in any amendments or supplements thereto, and by superseding the information with respect to a person previously listed in the prospectus with the information that is set forth below:

	Principal Amount of Notes			Number of Common Shares
Selling Securityholder(1)	Natural Person with Voting or Investment Control	Beneficially Owned and Offered Hereby(1)	Percentage of Notes Outstanding	Common Shares Beneficially Owned Prior to this Offering (1)(2)	Common Shares Offered Hereby	Common Shares Beneficially Owned Following the Offering(3)
DBAG London (4)	Patrick Corrigan	5,120,000	1.6%	290,049	290,049	0

(1)	Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in an amendment or supplement to the prospectus, if and when required.

(2)	Represents aggregate of common shares and Notes beneficially owned by the selling securityholder. Assumes conversion of the Notes at the current conversion rate of 56.6503 shares per $1,000 principal amount of the Notes. This conversion rate is subject to adjustment as described under the section captioned “Description of the Notes—Conversion Rights” in the prospectus. Accordingly, the number of common shares beneficially owned by a selling securityholder may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes. Cash will be paid instead of fractional shares, if any.

(3)	Assumes sale, transfer or other disposition of all common shares issuable upon conversion of the Notes.

(4)	This selling securityholder is an affiliate of a registered broker-dealer.

The date of this prospectus supplement is November 3, 2006.